Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL CORP. NAMES ANDREW KRAKAUER AS CEO AND ANNOUNCES OTHER CORPORATE APPOINTMENTS

LITTLE FALLS, New Jersey (March 20, 2009) … CANTEL MEDICAL CORP. (NYSE:CMN) announced the promotion of Andrew A. Krakauer, President of the Company, to President and Chief Executive Officer.  Mr. Krakauer will also become a member of the Board of Directors. Since joining Cantel in September 2004, Mr. Krakauer served as Executive Vice President and COO, and since April 2008 as President.

The Board concurrently appointed Seth R. Segel, Senior Vice President — Strategy and Corporate Development, to the position of Executive Vice President and Craig A. Sheldon, Senior Vice President — CFO, to the position of Senior Vice President — CFO and Treasurer. In addition, Board member George Fotiades was named Vice Chairman, replacing Alan Hirschfield, who retired from such position on March 18th but remains an active Board member.   Mr. Fotiades, who joined the Board in May 2008, will also become a member of the Office of the Chairman, joining Charles M. Diker, Chairman of the Board, along with Messrs. Krakauer and Segel. The new appointments became effective on March 18, 2009.

“Andy is precisely the right leader for Cantel,” stated Diker. “Since his appointment to President, Andy has provided decisive leadership and strategic direction. Moreover, the Company’s performance has been exceptional since Andy took the helm.”

Krakauer said, “I am honored by the Board’s confidence in me. I look forward to the continued implementation of our strategic plans for continued growth and global expansion in infection prevention and control markets. I am also very privileged to be working with Cantel’s phenomenal group of executives and our entire team of loyal and hardworking employees.”

About Cantel Medical Corp.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

For further information, visit the Cantel website at http://www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.